Exhibit 99.1

105 Norton Street · Newark, NY 14513 · Ph: (315) 331-7742 · Fax: (315) 331-3547 · www.iec-electronics.com

IEC ELECTRONICS ANNOUNCES CERTIFIED RESULTS OF 2015 ANNUAL SHAREHOLDER MEETING

Newark, NY - February 2, 2015 - IEC Electronics Corp.(NYSE MKT: IEC) today announced that its independent Inspector of Elections has certified the results of the Company’s 2015 annual meeting. Accordingly, shareholders have elected all seven Vintage Opportunity Fund, LP-nominated directors to IEC’s Board of Directors. They are: Keith M. Butler, Charles P. Hadeed, Lynn J. Hartrick, Andrew M. Laurence, Jeremy R. Nowak, Jeffrey T. Schlarbaum and Eric Singer. Additionally, the shareholders ratified the appointment of Crowe Horwath, LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2015, and approved a non-binding, advisory proposal on the compensation of the named executive officers.

About IEC Electronics
IEC Electronics Corporation is a premier provider of electronic manufacturing services ("EMS") to advanced technology companies primarily in the military and aerospace, medical, industrial and communications sectors. The Company specializes in the custom manufacture of high reliability, complex circuit boards, system level assemblies, a wide array of custom cable and wire harness assemblies, precision metal products, and advanced research and testing services. As a full service EMS provider, IEC is a world-class ISO 9001:2008, AS9100 and ISO13485 certified company. The AS9100 certification enables IEC to serve the military and commercial aerospace markets. The ISO13485 certification supports the quality requirements of medical device markets. The Company is also AC7120 Nadcap accredited for electronics manufacturing to support the most stringent quality requirements of the aerospace industry, as well as ITAR registered and NSA approved under the COMSEC standard. Dynamic Research and Testing Laboratories (DRTL), the Company's newest business unit, is an ISO 17025 accredited laboratory specializing in the testing and detection of counterfeit electronic parts, as well as component risk mitigation and advanced failure analysis. IEC Electronics is headquartered in Newark, NY (outside of Rochester) and also has operations in Rochester, NY, Albuquerque, NM and Bell Gardens, CA. Additional information about IEC can be found on its web site at www.iec-electronics.com.

Contact:	Michael T. Williams	John Nesbett or Jennifer Belodeau
	CFO	Institutional Marketing Services
	IEC Electronics Corp.	(203) 972-9200
	(315) 332-4324	jnesbett@institutionalms.com
	mwilliams@iec-electronics.com	jbelodeau@institutionalms.com